Exhibit 19.1
Statement of Company Policy
REGARDING INSIDER TRADING

Adopted August 14, 2007
Amended as of October 29, 2008, May 18, 2023 and
November 6, 2024

This Policy Statement applies to all officers, directors and employees of The Ensign Group, Inc. and its subsidiaries (collectively the “Company”) and supersedes all prior insider trading policies.

I.THE NEED FOR A POLICY STATEMENT

Under the federal securities laws, it is illegal to trade in the Company’s securities (collectively referred to in this Policy Statement as “Company Securities”) while in the possession of material nonpublic information about the Company. It is also illegal to disclose or give material nonpublic information to others who may trade on the basis of that information or to advise others how to trade while in possession of material nonpublic information. Any person who possesses material nonpublic information about the Company is deemed to be an “insider.” The category of insiders is NOT limited to officers and directors.

Insider trading violations are pursued vigorously by the U.S. Securities and Exchange Commission (the “SEC”) and such violations are punished severely. While regulatory authorities often concentrate their efforts on the individuals who trade, or who tip material nonpublic information to others who trade, the federal securities laws also impose potential liability on companies and other controlling persons if they fail to take reasonable steps to prevent insider trading by Company personnel. Both the SEC and the Nasdaq Stock Market, on which Company Securities are traded, are very effective at detecting and pursuing insider trading violations. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The Company has adopted this Statement of Company Policy Regarding Insider Trading (this “Policy Statement”) to provide guidelines with respect to transactions in Company Securities and the handling of confidential information about the Company and the companies with which the Company does business. This Policy Statement is intended to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. This Policy Statement is also intended to prevent the appearance of improper conduct, which can cause reputational harm to the Company, on the part of any persons subject to this Policy Statement.

II.THE PENALTIES

The consequences of an insider trading violation can be extremely serious and severe:

Traders and Tippers. Company personnel (or their tippees) who trade on material nonpublic information (or tip material nonpublic information to others) are subject to the following penalties, among other things:

Adopted 8-14-07; Effective 11-08-07; Amended 10-29-08, 05-18-23 and 11-06-24

•A civil penalty of up to three times the profit gained or loss avoided;
•A criminal fine of up to $5,000,000 (no matter how small the profit from the trade); and
•A jail term of up to twenty years.

A person who tips information to a person who then trades is subject to the same penalties as the tippee, even if the person did not trade and did not profit from the tippee’s trading.

Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, can be subject to the following penalties:

•A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee’s violation; and
•A criminal penalty of up to $25,000,000.

Company-Imposed Sanctions. Compliance with the policies of the Company is a condition of continued employment or service with the Company of each employee, officer and director. The failure of an employee, officer and director to comply with this Policy Statement will subject such person to Company-imposed sanctions, which may include dismissal for cause, whether or not the person’s failure to comply results in a violation of law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy Statement has been violated. The Company may also determine that specific conduct violates this Policy Statement whether or not the conduct also violates the law. It is not necessary for the Company to wait for the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

III. PERSONS SUBJECT TO THIS POLICY STATEMENT

Persons Subject to this Policy Statement. This Policy Statement applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors and all employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy Statement, such as contractors or consultants who have access to material nonpublic information, as described below. This Policy Statement also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy Statement, as described below.

Contract Personnel (Non-Employees). The Company sometimes utilizes the services of contract personnel who are not employees of the Company. As such, non-employee personnel may have access to material nonpublic information about the Company. The Company expects all such contract personnel to comply with its policies on the trading of Company Securities to the same extent as employees are required to comply with such policies. The Company will take appropriate action against any such personnel and the organizations for which they are employed if there is a failure to comply with the policies of the Company.

Transactions by Family Members and Others. This Policy Statement applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but

Adopted 8-14-07; Effective 11-08-07; Amended 10-29-08, 05-18-23 and 11-06-24

whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy Statement and applicable securities laws as if the transactions were for your own account. This Policy Statement does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Transactions by Entities that You Influence or Control. This Policy Statement applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy Statement and applicable securities laws as if they were for your own account.

Individual Responsibility. Persons subject to this Policy Statement have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Persons subject to this Policy Statement must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy Statement, and that any Family Member or Controlled Entities whose transactions are subject to this Policy Statement, as discussed above, also comply with this Policy Statement. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy Statement or applicable securities laws, as described in more detail under the heading “The Penalties.”

IV.STATEMENT OF POLICY

This Policy Statement applies to transactions in Company Securities, including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.

It is the policy of the Company that no director, officer or employee of the Company or person subject to this Policy Statement (as described in more detail under the heading “Persons Subject to this Policy Statement”) who is aware of material nonpublic information relating to the Company may, directly or indirectly through Family Members or Controlled Entities:

•Engage in transactions in Company Securities, except as otherwise specified in this Policy Statement under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” or “Rule 10b5-1 Plans;”
•Recommend the purchase or sale of any Company Securities;
•Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons,

Adopted 8-14-07; Effective 11-08-07; Amended 10-29-08, 05-18-23 and 11-06-24

including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
•Assist anyone engaged in the foregoing activities.

In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy Statement) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

The Company itself must comply with U.S. securities laws applicable to its own securities trading activities, and will not effect transactions in Company Securities, or adopt any securities repurchase plans, when it is in possession of material nonpublic information concerning the Company, other than in compliance with applicable law, subject to the policies and procedures adopted by the Company.

There are no exceptions to this Policy Statement, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy Statement. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

V.DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•Financial information, including, but not limited to, revenue results, operating income or loss, or net income or loss;
•Projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•A pending or proposed merger, acquisition, joint venture or tender offer;
•A pending or proposed acquisition or disposition of a significant asset or facility;
•A Company restructuring;
•Significant related party transactions;
•A public or private offering of additional securities, borrowings, credit facilities or other financing transactions;
•A change in dividend policy or the declaration of a stock split;

Adopted 8-14-07; Effective 11-08-07; Amended 10-29-08, 05-18-23 and 11-06-24

•Bank borrowings or other financing transactions out of the ordinary course;
•The establishment of a repurchase program for Company Securities;
•A change in the Company’s pricing or cost structure;
•News about a significant contract or cancellation of an existing significant contract;
•News about significant new services or lines of business;
•The gain or loss of a significant supplier;
•A change in the Board of Directors, senior management or any other major personnel changes;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Impending bankruptcy or the existence of severe liquidity problems;
•A significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or
•The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.

Twenty-Twenty Hindsight. Remember, anyone scrutinizing a transaction will be doing so after the fact, with the benefit of 20/20 hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information is Considered “Public”. If you are aware of material nonpublic information, you may not trade until the information has been widely disseminated to the marketplace and the investing public has had time to absorb the information fully.

Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through press releases on newswire services, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Adopted 8-14-07; Effective 11-08-07; Amended 10-29-08, 05-18-23 and 11-06-24

VI.EXCLUDED TRANSACTIONS

Transactions Under Company Plans. This Policy Statement does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. This Policy Statement does not apply to the exercise of an employee stock option acquired pursuant to the Company’s equity incentive plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy Statement does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards. This Policy Statement does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This Policy Statement does apply, however, to any market sale of restricted stock.

Transactions Not Involving a Purchase or Sale. This Policy Statement does not apply to bona fide gifts of Company Securities, unless (1) the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the person making the gift is aware of material nonpublic information, or (2) the person making the gift is subject to the restrictions specified in the Addendum to this Policy Statement (the “Addendum”). A bona fide gift described in (2) of the preceding sentence may be permitted, but is subject to the restrictions specified in the Addendum.

Rule 10b5-1 Plans. Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy Statement must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with this Policy Statement, a Rule 10b5-1 Plan must be approved by the General Counsel or its designee and meet the requirements of Rule 10b5-1.

In general, a Rule 10b5-1 Plan must: (i) be entered into at a time when the person entering into the plan is not aware of material nonpublic information; (ii) contain a minimum “cooling-off period” between the date an approved Rule 10b-5 Plan is adopted or modified and when trading under the plan commences; (iii) include a written certification of the person entering into the plan certifying that he or she (a) is not aware of material nonpublic information about the Company or Company Securities and (b) is adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5; and (iv) persons are generally prohibited from having more than one Rule 10b-5 Plan with respect to Company Securities. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Adopted 8-14-07; Effective 11-08-07; Amended 10-29-08, 05-18-23 and 11-06-24

Any Rule 10b5-1 Plan must be submitted for approval two days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

VII.ADDITIONAL PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy Statement engage in certain types of transactions, namely short-term or speculative transactions in Company Securities. It therefore is the Company’s policy that directors, officers and other employees may NOT engage in any of the following transactions:

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company or its prospects. In addition, short sales may reduce a seller’s incentive to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited by this Policy Statement. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock, and therefore may create the appearance that the director, officer or employee is trading based on material nonpublic information. Transactions in options also may focus the director’s, officer’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company, on an exchange or in any other organized market, are prohibited by this Policy Statement.

Margin Accounts and Pledged Securities. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan.

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits you from engaging in such transactions.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans) create heightened risks for insider trading violations similar

Adopted 8-14-07; Effective 11-08-07; Amended 10-29-08, 05-18-23 and 11-06-24

to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities.

VIII.ADDITIONAL PROCEDURES

Administration of this Policy Statement. The Company’s General Counsel or other legal officer designated by the General Counsel shall serve as the administrator of this Policy Statement. All determinations and interpretations by the General Counsel or its designee shall be final and not subject to further review.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. The Company reserves the right to enforce an event-specific trading restriction period, and the persons designated by the General Counsel will be prohibited from trading in Company Securities during such transaction or event. As a result of an event-specific restriction, the Company may require you to cancel existing orders (including good until cancelled orders) and also may instruct your broker to cancel any such orders.

The existence of an event-specific trading restriction period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the General Counsel has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

Post-Termination Transactions. This Policy Statement continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.

Company Assistance. Any person who has a question about this Policy Statement or its application to any proposed transaction may obtain additional guidance from the Company’s General Counsel or the Company’s Associate General Counsel - Corporate & Securities, who can be reached by telephone at (949) 487-9500. If you have any doubt as to whether you are in possession of material nonpublic information or whether a trade may otherwise violate this Policy Statement, you should contact the General Counsel before trading in any Company Securities.

Other Procedures. The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate or advisable in order to carry out the purposes of this Policy Statement or to comply with the federal securities laws. Wherever this Policy Statement refers to or calls for action by or involving the Company’s General Counsel, such reference shall include the Company’s Associate General Counsel - Corporate & Securities or such other person as the General Counsel may designate from time to time.

Adopted 8-14-07; Effective 11-08-07; Amended 10-29-08, 05-18-23 and 11-06-24

No Third-Party Rights. This Policy Statement is not intended to create any rights in third parties with respect to any violation of its terms and is also not intended to create any legal liability for the Company or any employee, officer or director beyond those for which they are already responsible under applicable securities laws.

Personal Responsibility. The ultimate responsibility for adhering to this Policy Statement and avoiding improper trading rests with you. Violation of this Policy Statement could result in the Company taking disciplinary action, including dismissal for cause.

Certification. All employees, officers and directors must annually certify their understanding of, and intent to comply with, this Policy Statement. A copy of the certification that all persons subject to this Policy Statement (other than those who are subject to the additional restrictions and policies set forth in the Addendum) must sign is attached to this Policy Statement. Please return an executed copy of the attached certification to the General Counsel immediately. Directors, executive officers and certain key employees are also subject to additional restrictions on their transactions in Company Securities, which are described in a separate Addendum to this Policy Statement. Directors, executive officers and such key employees subject to the Addendum should instead sign the certification attached to the Addendum.

Adopted 8-14-07; Effective 11-08-07; Amended 10-29-08, 05-18-23 and 11-06-24

CERTIFICATION

I hereby certify that:

1.I have read and understand the Statement of Company Policy Regarding Insider Trading, dated August 14, 2007, as subsequently amended on October 29, 2008, May 18, 2023 and November 6, 2024 (as so amended, the “Policy Statement”). I understand that the General Counsel and the outside legal counsel of The Ensign Group, Inc. (the “Company”) are available to answer any questions I have regarding the Policy Statement.

2.I agree that I will comply with the Policy Statement for as long as I am subject to the Policy Statement.

3.I agree that the Company may at any time and in its sole discretion issue a prohibition on trading in Company Securities and that the Company shall have full power and authority to cancel any outstanding orders, including “good until cancelled” orders, that I may place, but that I have the sole responsibility for compliance with the Policy Statement. I further agree and represent that I will never trade in Company Securities while I am in possession of material nonpublic information regarding the Company.

4.This certification constitutes consent for the Company to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy Statement.

Signature:
Print Name:
Date:

Adopted 8-14-07; Effective 11-08-07; Amended 10-29-08, 05-18-23 and 11-06-24